Exhibit 10.1

Agreement

concluded between

Wüstenrot Marxbox GmbH & Co OG (FN 346428d)

represented by

ÖRAG Österreichische Realitäten AG

1010 Vienna, Herrengasse 17

- hereinafter referred to as landlord -

and

Arsanis Biosciences GmbH (FN 354305)

1030 Vienna, Helmut-Qualtinger-Gasse 2

- hereinafter referred to as tenant -

I.

On the basis of the rental agreement dated 11.26.2010, the 1st supplementary agreement dated 08.31.2012, the 2nd supplementary agreement dated 10.09.2012, the 3rd supplementary agreement of 06.04.2014, the 4th supplementary agreement of 06.04.2014, the 5th supplementary agreement of 06.30.2014, the 6th supplementary agreement of 08.13.2014 and the 7th supplementary agreement of 09.30.2014, there is a proper rental contract for the Top 2.02 office on the 2nd floor, the Top 3.03 + 3.04 office/laboratory on the 3rd floor, the Top U.11 storage space on the 1st basement level, 2 bicycle parking spaces in the bicycle storage area on the ground floor as well as the car garage parking spaces nos. 17 to 25, and 30 (total of 10 parking spaces) on the 1st basement level, located in Building 1030 in Vienna, Helmut-Qualtinger-Gasse 2 (EZ 4359 Land Register 01006 Landstraße, District Court Inner City of Vienna).

Furthermore, there are rental contracts for the car garage parking spaces nos. 43 to 45 according to the rental agreement from 03.20.2018/03.14.2018, no. 46 according to the rental agreement from 04.17.2018/04.10.2018 and no. 47 according to the rental agreement dated 04.19.2018/04.18.2018.

II.

These rental contracts mentioned under Item I are terminated by mutual agreement effective 02.28.2019, subject to deferment on condition that a rental agreement for the rental properties Top 2.02 office, Top 3.03 + 3.04 office/laboratory and the garage parking spaces nos. 17 to 21 is entered into in a legally binding manner with Hookipa Biotech GmbH (FN491551w), with a lease start date of 03.01.2019.

III.

The rental properties Top U.11 storage space in the 1st basement level, 2 bicycle parking spaces in the bicycle storage area on the ground floor as well as the car garage parking spaces nos. 22 to 25, 30 and 43 to 47 (total of 10 parking spaces) will not be rented and taken over by Hookipa Biotech GmbH. The tenant shall pay the landlord a lump-sum advance payment of € 45,000.00 plus 20% VAT (against a separate invoice) as compensation for the indexed main rental fees and operating costs for the remaining period of the cancellation notice agreed in the rental contract. With this advance payment, the sum of the operating cost statements for the existing premises listed under Item I up to and including 02.28.2019 is also economically taken into account and all of the landlord’s claims for the period from 03.01.2019 until the end of the cancellation notice agreed in the rental contract are settled with the tenant.

IV.

The landlord shall return the deposit (bank guarantee), deposited at the time of concluding the rental agreement, to the tenant within 14 days after the actual, timely, proper and non-defective return of the existing properties to the landlord (or transfer of the existing properties to the next tenant – Hookipa Biotech GmbH). In the event of improper, not timely, or defective return of the existing properties, the deposit shall be returned minus the amounts required to remedy the defect/damage or other outstanding claims of the landlord against the tenant only after settling all costs and expenses incurred as a result of the tenant’s conduct not in conformance with the contract. Furthermore, the tenant paying the lump-sum advance payment, as defined in Item III of this agreement, is a prerequisite for returning the deposit.

26.2.2019	25 Feb 2019
Vienna, on

In the name of the house:

ÖRAG Österreichische Realitäten AG

/s/ ÖRAG Österreichische Realitäten AG	/s/ David Mantus
Signature of Landlord	Signature of Tenant